SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: August 25, 2003

(Date of earliest event reported)

CARDIMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-22419	94-3177883
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

47266 Benicia Street, Fremont, California 94538

(Address of principal executive offices)     (Zip Code)

Registrant’s telephone number, including area code: (510) 354-0300

Item 5.    Other Events.

On August 18, 2003, Cardima, Inc. completed a follow-on private placement resulting in additional gross proceeds of $1.4 million, in addition to the $6.0 million in gross proceeds from the private placement closings announced on August 14, 2003. Combined net proceeds to the Company from the sale of the shares of Common Stock and the warrants were approximately $6.8 million.

Collectively, the closings resulted in the sale to certain accredited investors of 10,282,622 shares of Common Stock at a price of $0.5296 per share, 2,421,980 shares of Common Stock at a price of $0.5664 per share, and 977,176 shares of Common Stock at a price of $0.6064 per share. The closing also included the issuance of warrants to purchase up to an aggregate of 3,084,780 additional shares of Common Stock at an exercise price of $0.7282 per share, 726,590 shares at an exercise price of $0.7788 per share, and 293,152 shares at an exercise price of $0.8338 per share.

The Company agreed to register for resale the Common Stock issued in the private placement, including all shares underlying the warrants issued to the investors.

In conjunction with the closings of this transaction, the Company issued to financial agents retained by the Company in connection with the transaction warrants to purchase up to 321,057 shares of Common Stock at an exercise price of $0.8375 per share and warrants to purchase up to 440,812 shares of Common Stock at exercise prices that range from $0.90 per share to $1.1025 per share. The Company agreed to register for resale the shares underlying the warrants issued to the financial agents.

A press release relating to these matters was issued by Cardima, Inc. on August 25, 2003.

The complete text of the press release issued by the company is attached as an exhibit to this Form 8-K.

Item 7.    Financial Statements and Exhibits.

(c)	Exhibits

99.1	Press Release dated August 25, 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 25, 2003

CARDIMA, INC.

By:	/s/ Gabriel B. Vegh
Gabriel B. Vegh Chairman of the Board and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Exhibit

99.1	Press release of Cardima, Inc. dated August 25, 2003